UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: April 2, 2007

SAN Holdings, Inc.
(Exact name of registrant as specified in its charter)

Colorado	0-16423	84-0907969
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

9800 Pyramid Court, Suite 130, Englewood, CO 80112
(Address of Principal Executive Offices) (Zip Code)

 (303) 660-3933
Registrant’s telephone number, including area code

___________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 2, 2007 (the “Effective Date”), SANZ Inc. (“SANZ”), a wholly-owned subsidiary of SAN Holdings, Inc. (the “Company”) and Solunet Storage, Inc. (“Solunet” and, together with SANZ, the “Subsidiaries”), a wholly-owned subsidiary of SANZ, entered into an amendment to the existing $12 million revolving credit facility (the “Wells Facility”) that the Subsidiaries maintain with Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit operating division (“Wells Fargo”). The borrowings of the Subsidiaries under the Wells Facility are guaranteed by the Company. The terms of the amendment to the Wells Facility are set forth in the Twelfth Amendment to Credit and Security Agreement (the “Amendment”), dated as of the Effective Date, by and among the Subsidiaries and Wells Fargo, which is filed as an exhibit to this Report.

The purpose of the Amendment was to, among other things, extend the maturity date of the Wells Facility to the end of May 2010, to set financial covenants of the Subsidiaries for 2007, to amend certain other covenants made by the Subsidiaries, in each case that are effective March 31, 2007, and to revise certain fees payable by the Subsidiaries in the event the Wells Facility is terminated prior to the maturity date or the Subsidiaries reduce the maximum line. Wells Fargo may declare the loan in default if the Subsidiaries do not meet certain financial performance measures. The interest rate on borrowings under the Wells Facility (which vary pursuant to the terms of the Wells Facility) as of the Effective Date was prime plus 3%. In consideration for entering into the Amendment, the Subsidiaries paid Wells Fargo a fee of $45,000.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits The following is a complete list of exhibits filed as part of this Report. Exhibit numbers correspond to the numbers in the exhibit table of Item 601 of Regulation S-K.

Exhibit No.	Description
10.01
Twelfth Amendment to Credit and Security Agreement dated as of April 2, 2007 among SANZ Inc., Solunet Storage Inc. and Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit operating division

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

SAN HOLDINGS, INC.

By:	/s/ Robert C. Ogden
Robert C. Ogden, Chief Financial Officer and Secretary

Date: April 3, 2007